Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Cheryl Walsh, WalshCOMM
602.957.9779 or
Cory Klerk, GameTech
775.850.6100

GameTech To Record Non-Cash Goodwill Impairment Charge

RENO, Nev. (January 7, 2005) GameTech International, Inc (Nasdaq: GMTC), a leading supplier of electronic bingo equipment, announced today that the Company expects to record a non-cash charge relating to the impairment of goodwill in the fourth quarter ended October 31, 2004. The impairment was identified as a result of the Company’s annual evaluation of the carrying value of goodwill.

The Company, with the assistance of an independent third-party valuation specialist, has concluded that an impairment of its goodwill exists in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” Until such time as the Company and its independent third-party specialist completes their testing and analysis it is not able to estimate the amount or range of amounts of such impairment charge. The valuation specialist will assist management to determine the final impairment of goodwill and test impairment of other tangible and intangible assets. The Company had $16.8 million of goodwill recorded at July 31, 2004. When the Company makes a determination of the amount or range of amounts of such impairment, it will make an announcement to disclose such amount or range.

About GameTech International, Inc.

GameTech International, Inc. is a leading supplier of a comprehensive line of electronic bingo equipment, including hand-held bingo units, fixed-base units and turnkey accounting and management software. The Company supports its bingo operator customers with products it believes increase play, revenues and profits, and software customized to enhance management and operations, all backed by unparalleled customer service and support.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and GameTech intends that such forward-looking statements be subject to the safe harbor created thereby. The words “expects” and similar expressions in this news release identify forward-looking statements, which speak only as of the date the statement is made. GameTech assumes no obligation to update any such forward-looking statement. Although GameTech believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Additional information on the risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission.